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                                  EXHIBIT (12)

                Form of Opinion of Ropes & Gray as to Tax Matters
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AmSouth Funds
December 22, 1999
Page 24

                                             OPINION



                                  March , 2000


AmSouth Value Fund
AmSouth Regional Equity Fund
   -- AmSouth Mutual Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of December __, 1999 (the "Agreement"), between AmSouth Mutual Funds (the "Trust"), a Massachusetts business trust, on behalf of two of its series, AmSouth Value Fund ("Acquiring Fund") and AmSouth Regional Equity Fund ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on March __, 2000, or such other date as may be decided by the parties (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections ___ and ___ of the Agreement.
Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of the Trust which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of the Trust which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.
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AmSouth Value Fund                                   March __, 2000
AmSouth Regional Equity Fund


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         For purposes of this opinion, we have considered the Agreement, the
Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

     (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

     (iv) The aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

     (v) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

     (vi) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (vii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer; and
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AmSouth Value Fund                                   March __, 2000
AmSouth Regional Equity Fund


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     (viii)  The holding periods of the assets of Target Fund in the hands of
             Acquiring Fund will include the periods during which such assets were held by Target Fund.

                                       Very truly yours,

                                       Ropes & Gray